Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sandy Harrison

Semtech Corporation

(805) 480-2004

webir@semtech.com

Semtech Updates Expectations for the Fourth Quarter of Fiscal Year 2014

CAMARILLO, Calif., December 18, 2013 – Semtech Corporation (Nasdaq: SMTC), a leading supplier of analog and mixed-signal semiconductors, today updated its expectations for its fiscal year 2014 fourth quarter, which will end January 26, 2014.

The Company now expects fourth quarter net revenue to be in the range of $120.0 million to $130.0 million.  GAAP diluted earnings are now expected to be in the range of 0 cents to 8 cents per share and Non-GAAP diluted earnings are now expected to be in the range of 18 cents to 24 cents per share. The Company’s previous guidance issued on November 18, 2013 was for net revenue to be in the range of $132.0 million to $144.0 million, GAAP earnings to be in the range of 9 cents to 18 cents per diluted share and Non-GAAP earnings to be in the range of 29 cents to 37 cents per diluted share.

The reasons cited for the shortfall are ongoing delays in carrier capex spending and a 6-month push-out in the ramp of a new consumer mobile platform.

The Company also announced that, in order to better leverage natural synergies, it is combining its Advanced Communications and its Gennum Product Groups into a new Signal Integrity and Timing Product Group.  The new Product Group will be led by Gary Beauchamp, who was previously Senior Vice President and General Manager of Semtech’s Gennum Product Group. The Company is reviewing the financial implications of these developments and will provide additional information to investors on this new product group when it releases its fourth quarter fiscal year 2014 financial results in early March.

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2	Semtech Updates Expectations for Fourth Quarter of Fiscal Year 2014

Semtech will be participating in the Williams Financial Group conference call that was previously scheduled for Friday December 20, 2013 at 1 pm EDT.  The dial-in information can be accessed on the investor relations section of the Company’s website at http://investors.semtech.com/.

Non-GAAP Financial Measures

To provide additional insight into the Company’s outlook for its fourth quarter of fiscal year 2014, this release includes a presentation of forward-looking Non-GAAP earnings per diluted share. The Non-GAAP earnings per diluted share measure exclude stock-based compensation, acquisition related fair value adjustments, transaction and integration related expenses, loss contingencies, amortization and impairments of acquired intangible assets, the release of prior accrued taxes on foreign earnings, and the expiration of acquired return rights. This Non-GAAP measure is provided to enhance the user’s overall understanding of the Company’s comparable financial performance between periods. In addition, the Company’s management generally excludes the items noted above when managing and evaluating the performance of the business.  Non-GAAP earnings per diluted share should not be considered a substitute for any measures derived in accordance with GAAP and may be inconsistent with similar measures presented by other companies.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than historical information or statements of current condition and relate to matters such as future financial performance, future operational performance, the anticipated impact of specific items on future earnings, and our plans, objectives and expectations. These forward-looking statements are identified by the use of such terms and phrases as “intends,” “goal,” “estimates, “expects,” “projects,” “plans,” “anticipates,” “should,” “will,” “designed to,” “believe,” and other similar expressions which generally identify forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that could cause actual results and events to differ materially from those projected. Important factors that could cause actual results to differ materially include, but are not limited to: the continuation and/or pace of key trends considered to be main contributors to the Company’s growth, such as demand for increased network bandwidth, demand for increasing energy efficiency in the Company’s products or end use applications of the products, demand for increasing miniaturization of electronic components; shifts in demand among target and current customers, and

3	Semtech Updates Expectations for Fourth Quarter of Fiscal Year 2014

other comparable changes in projected or anticipated markets; competitive changes in the marketplace, including, but not limited to, the pace of growth or adoption rates of applicable products or technologies; shifts in focus among target customers, and other comparable changes in projected or anticipated markets;  adequate supply of components and materials from our suppliers, and of our products from our third-party manufacturers, to include disruptions due to natural causes or disasters, or related extraordinary weather events; the Company’s ability to forecast and achieve anticipated revenues and earnings estimates in light of periodic economic uncertainty, to include impacts arising from European and global economic dynamics; the Company’s ability to manage expenses to achieve anticipated amounts; and the amount and timing of expenditures for capital equipment deemed necessary or advisable by the Company. Additionally, forward-looking statements should be considered in conjunction with the cautionary statements contained in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended January 27, 2013, in the Company’s other filings with the SEC, and in material incorporated therein by reference. In light of the significant uncertainties inherent in the forward-looking information included herein, any such forward-looking information should not be regarded as representations by the Company that its objectives or plans will be achieved or that any of its operating expectations or financial forecasts will be realized. Investors are cautioned not to place undue reliance on any forward-looking information contained herein. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Semtech

Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors for high-end consumer, computing, communications and industrial equipment.  Products are designed to benefit the engineering community as well as the global community. The Company is dedicated to reducing the impact it, and its products, have on the environment. Internal green programs seek to reduce waste through material and manufacturing control, use of green technology and designing for resource reduction. Publicly traded since 1967, Semtech is listed on the NASDAQ Global Select Market under the symbol SMTC. For more information, visit http://www.semtech.com.

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Semtech and the Semtech logo are registered marks of Semtech Corporation.